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                                                                  EXHIBIT 10.60

                             HARVEYS CASINO RESORTS

                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


1. PURPOSE. The purpose of the Harveys Casino Resorts Supplemental Executive Retirement Plan is to reward and promote the continued employment and best efforts of key employees on behalf of Harveys by providing selected employees and their beneficiaries with supplemental retirement and retiree medical benefits. It is intended that the Plan will constitute an unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

2. DEFINITIONS. The following words and phrases shall have the meanings described below:

     2.1 "ADMINISTRATOR" shall mean Harveys Director of Compensation and Benefits or such other individual or group of individuals as may be designated from time to time for such purpose.

     2.2  "AMENDMENT DATE" SHALL MEAN NOVEMBER 20, 1997.

     2.3  "BOARD" shall mean the Board of Directors of Harveys.

     2.4  "EFFECTIVE DATE" shall mean 10/01/94.

     2.5 "HARVEYS" shall mean Harveys Casino Resorts and any successor or successors thereof.

     2.6 "NORMAL RETIREMENT AGE" shall mean the date on which a Participant attains age 65.

     2.7 "PARTICIPANT" shall mean an employee selected to participate in the Plan.

     2.8 "PLAN" shall mean this Supplemental Executive Retirement Plan of Harveys Casino Resorts, as amended from time to time.

3. ELIGIBILITY. Employees of the Corporation whose positions are classified as Harveys Casino Resorts Executive Committee shall be eligible to participate in the Plan unless already covered by the Senior Supplemental Retirement Plan. Individuals who were in an eligible position prior to the Amendment Date and assumes a position of eligibility on the Harveys Casino Resorts Executive Committee shall accrue time towards vesting from their original date of hire. (see Addendum I)


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4.   PARTICIPATION.  Participants shall be selected from among those employees eligible by Harveys President and Chief Executive Officer, subject to the approval and confirmation of the Compensation Committee of the Board. Upon selection and approval, Participants shall be notified of their participation by the Chairman of the Board and shall be required to acknowledge their participation in the Plan in the form of an agreement letter or in such other form and subject to such conditions as may be prescribed from time to time for such purpose.

5. NORMAL RETIREMENT BENEFIT. A Participant who has served at least 5 years in an eligible position, and who retires from Harveys on or after attaining Normal Retirement Age shall receive a monthly retirement benefit in an amount equal to two and one-half percent (2.5%) times the completed years of service times the Participant's average monthly base salary earned during his or her last five years of employment with Harveys, payable over 180 months in equal monthly installments commencing on the first day of the month following the Participant's retirement.

                              SCHEDULE OF BENEFITS

               COMPLETED YEARS          BENEFIT AS A PERCENT OF
                OF EMPLOYMENT             AVERAGE BASE SALARY
               ---------------          -----------------------
                     5                            12.5%
                     6                            15.0%
                     7                            17.5%
                     8                            20.0%
                     9                            22.5%
                    10                            25.0%
                    11                            27.5%
                    12                            30.0%
                    13                            32.5%
                    14                            35.0%
                    15                            37.5%
                    16                            40.0%
                    17                            42.5%
                    18                            45.0%
                    19                            47.5%
                    20                            50.0%

     In the event of the death of a retired participant, the balance of any undistributed benefits shall continue to be paid to the beneficiary(ies) of record.

6. EARLY RETIREMENT BENEFIT. A Participant who has completed five or more years of employment with Harveys and has attained age sixty may elect to retire early and receive a


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     monthly retirement benefit in an amount equal to a percent of the
     Participant's average monthly base salary earned during his or her last five years of employment with Harveys, based on the Participant's attained age at retirement determined in accordance with the following schedule:

                   ATTAINED AGE AT     BENEFIT AS A PERCENT
                      RETIREMENT      OF AVERAGE BASE SALARY
                   ----------------   ----------------------

                          64                  46.50%
                          63                  43.25%
                          62                  40.22%
                          61                  37.40%
                          60                  34.78%

     This benefit shall be payable over 180 months commencing on the first day of the month following the Participant's retirement.

7. RETIREE MEDICAL BENEFIT. A Participant with at least fifteen years of credited service who retires from Harveys, on or after attaining age 60, and his or her spouse shall be eligible to receive Class I or Class II health care benefits under Harveys executive medical plan, as amended from time to time, during the period commencing with the Participant's retirement and ending with the conclusion of retirement benefits under this Plan. Health care benefits will be provided under the same benefit class in which the Participant participated prior to retirement. All health care benefits under this Plan shall be secondary to any other group health care plan or individual medical insurance policy providing health care coverage to the Participant or his or her spouse, or Medicare. The Executive Medical plan can be modified from time to time.

8. TERMINATION OF EMPLOYMENT PRIOR TO RETIREMENT. A Participant who terminates employment with Harveys prior to normal or early retirement other than as a result of death, disability or termination for Cause shall be entitled at age 65 to receive a monthly retirement benefit based on the Schedule of Benefits in Section 5. A Participant may elect to receive early retirement benefits prior to age 65, but not before age 60, consistent with section #6 of this document.

     This benefit shall be payable over 180 months commencing on the first day of the month following the Participant's attainment of age 65. In the event that a Participant's employment is terminated by Harveys for Cause, all rights under this Plan shall be forfeited and no payments shall be made. "Cause" shall mean: (1) the willful and continued failure of the Participant to perform his or her duties other than such failure resulting from the Participant's incapacity due to physical or mental illness or injury; (2) the conviction of the Participant of


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     a felony; and, (3) the willful engaging by the Participant in misconduct which is materially injurious to Harveys.

9. TERMINATION OF EMPLOYMENT AS A RESULT OF DISABILITY. A Participant who terminates employment with Harveys as a result of total disability shall receive a monthly retirement benefit based on the Schedule of Benefits in section 5, payable over 180 months commencing on the first day of the sixth month following the Participant's termination of employment. "Total Disability" shall mean a disability resulting from bodily injury or disease, which prevents the Participant from engaging for remuneration or profit in any and every occupation of business for which the Participant is reasonably suited by education, training, or experience. The total and irrevocable loss of the sight of both eyes, or the use of both hands, both feet, or one hand and one foot shall be regarded as total disability.
     Total disability shall be determined by Harveys who may consult with a physician and shall have the right to require a Participant to undergo physical examinations or such other examinations as may be required to determine total disability.

10. DEATH OF A PARTICIPANT. In the event of a Participant's death while in the employ of Harveys and prior to retirement, the Participant's beneficiaries shall receive a monthly retirement benefit based on the Schedule of Benefits in Section 5.

11. BENEFICIARY DESIGNATION. A Participant may designate the beneficiary or beneficiaries who shall receive on or after his or her death, the benefits payable under this Plan. Such designation shall be made by executing and filing with the Administrator the form prescribed for that purpose. The Participant also may revoke or change, at any time and from time to time, any beneficiary designations previously made. Such revocations and changes shall be made by executing and filing with the Administrator the form prescribed for that purpose. If a Participant names a trust as beneficiary, a change in the identity of the trustees or in the instrument governing the trust shall not be deemed a change of beneficiary. A designation, revocation, or change of beneficiaries shall be valid and effective only when received by the Administrator. If a Participant fails to designate a beneficiary, upon the Participant's death, Harveys shall make any remaining payments under the Plan to the Participant's surviving spouse. If the Participant is unmarried or the spouse does not survive the Participant, the payments shall be made to the Participant's surviving children, share and share alike. If the Participant has no spouse or children surviving, the payments shall be made to the executor or administrator of the Participant's estate. If a participant is married, the spouse must consent to the designation of any third party (not a spouse) as a beneficiary.

12. LUMP SUM PAYMENTS. Notwithstanding anything to the contrary, Harveys may, in its sole discretion, in lieu of monthly payments pay the Participant or his or her beneficiary in a single payment in an amount equal to the lump sum present value of the Participant's benefit. The lump sum present value shall equal the cost of purchasing an immediate annuity for the

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     respective benefit period.  The cost of the annuity shall be determined by ascertaining the actual cost of obtaining such an annuity from three different well-established and separate life insurance companies and averaging the costs.

13. FUNDING. Harveys may acquire life insurance policies or other investments, in its sole discretion, to finance the benefits payable under this Plan. Nothing contained in this Plan shall be construed as for providing for assets to be held in trust or escrow of any other form of asset segregation for the Participant or his or her beneficiary, the Participant's only interest being the right to receive benefits set forth in this Plan. To the extent that the Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of Harveys.

14. IMPACT ON OTHER PLANS. This Plan shall replace all prior supplemental retirement plans or agreements entered into by the Participant and Harveys unless specifically provided otherwise. Those participants who were previously eligible under the seven (7) year vesting schedule shall continue to vest under that schedule. (see Addendum II) By accepting participation in this Plan, the Participant waives all benefits and rights under any such prior plans or agreements. This Plan shall not affect the Participant's rights under, or replace, Harveys Executive Medical Plan, 401(k) Plan, Management Incentive Plan, Long-Term Incentive Plan, Stock Incentive Plan, Deferred Compensation Plan or other benefit plans, each of which shall remain in effect.

15. RIGHT TO TERMINATE EMPLOYMENT. This plan is not an employment contract between the participant and Harveys, nor shall it be deemed to be a guarantee of continued employment with Harveys. Harveys shall continue to be allowed to terminate a participant's employment at will.

16. NON-ASSIGNMENT. Except as expressly provided to the contrary herein, no benefits payable under the Plan or the right to receive future benefits may be anticipated, alienated, pledged, encumbered, or subject to any charge of legal process.

17. AMENDMENT AND TERMINATION. Harveys may amend the Plan in any manner by action of the Board; provided, however, that no amendment shall deprive any Participant of any benefit which has accrued or vested as of the date of adoption of such amendment. Harveys may terminate the Plan at any time by action of the Board provided, however, that any benefits which have accrued shall be deemed vested as of the date of adoption of such termination and shall be payable under the terms and conditions set forth in this Plan.

18. EXCEPTIONS. The President and Chief Executive Officer shall have the authority to selectively modify on a case-by-case basis the terms of the plan to facilitate the hiring and/or separation of key executives. Once such modifications have been affected, the President and Chief Executive Officer will so advise the Board.


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19.  ADMINISTRATION.  The Plan shall be administered by the Administrator.

20. GOVERNING LAW. This Plan shall be interpreted in accordance with the laws of the State of Nevada, as amended from time to time.

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The Supplemental Executive Retirement Plan was originally authorized by the
Board of Directors on the 25th day of October, 1990, and the plan was modified primarily with regard to the vesting period and eligibility for retiree medical coverage for new participants after June of 1994. These modifications were approved on the 23rd day of June, 1994, and re-affirmed by the Board of Directors on the 27th day of October, 1994. The plan was further modified to include only the Executive Committee and full/partially vested participants below the Executive Committee. These modifications were approved by the Board of Directors on November 20, 1997. The non-executive committee participants that qualify as full or partially vested are listed on the attached Addendum III.


/s/ Eugene White                             /s/ Charles W. Scharer
-------------------------------              --------------------------------
Compensation Committee Chairman              Chairman of the Board


                                             ATTEST:

                                             /s/ William B. Ledbetter
                                             ---------------------------------
                                             Secretary


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                                   ADDENDUM I


Individuals in an eligible position prior to the November 20, 1997 amendment date who will accrue benefits from their original date of hire if at a future date become Plan Participants:

Tom Brown
Geri Clerkin
Bill French
Art Hill
Ralph Horejs
Dave Hurst
Lou Kelmanson
Joelle Mathis


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                                    ADDENDUM II


Plan Participants continuing in the Plan covered by the seven (7) year vesting schedule.

Gary Aiazzi
Heinz Blaume
Ed Barraco
Steve Cavallaro
Debra Fletcher
Art Goldberg
Phil Herback
John Hewitt
Jim Rafferty
Chuck Scharer
Verne Welch


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                                    ADDENDUM III


Full/partially vested S.E.R.P. Participants below the Executive Committee level who will continue to participate, as of the Amendment Date.

Gary Aiazzi
Heinz Blaume
John Brower
Sue Ewald
Debra Fletcher
Art Goldberg
Phil Herback
John Hewitt